Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Carrizo Oil & Gas, Inc.:

We consent to the use of our report dated February 27, 2017, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Carrizo Oil & Gas, Inc. for the year ended December 31, 2016 and the related notes, incorporated herein by reference in the registration statement.
/s/ KPMG LLP

Houston, TX
May 16, 2019